FOR IMMEDIATE RELEASE June 13, 2016

PCSV Announces $1.8MM debt restructure

PCSV CEO Discusses Balance Sheet and His Long Term Outlook for PCSV.

Boise, Idaho, June 10th, — PCS Edventures! Inc., (PCSV) a leading provider of K-12 Science and Engineering (STEM) programs and leader in the design and manufacturing of precision technology for drone racing and robotics today released details of the restructuring of $1.4MM in short term debt into long term notes due in 2018 and 2019, and $340K into a short term note due December 31, 2016, significantly improving operational cash flow requirements for the company. This relieves the Company of a significant near term debt deadline.

Todd Hackett, CEO, described the transaction, “I was happy to restructure this debt into instruments that are more advantageous to the Company at this time, due to the progress we are making on projects and the ground we have gained over the past 12 months.”

The Company recently released an update on FY2016 Q4 and an overview of what to expect for FY2016 results.

“I see the long term opportunity for the company to be enormous,” concluded Todd Hackett, “We have outstanding STEM products at a time when demand for STEM education is at an all time high, a significant STEM distribution channel developing with School Specialty, and on the drone side of the business we are perfectly positioned to become a leader in the rapidly growing FPV drone racing market. This company is absolutely in the right place at the right time, and we are focused on executing our plan to take advantage of the timing.”

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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